Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Basic Energy Services, Inc.:
We consent to the incorporation by reference in the registration statements (No. 333-217288 and No. 333-217289) on Form S-3 and (No. 333-231521 and No. 333-231519) on Form S-8 of Basic Energy Services, Inc. and subsidiaries of our report dated March 13, 2020, with respect to the consolidated balance sheets of Basic Energy Services, Inc. and subsidiaries as of December 31, 2019 and 2018, the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended, and the related notes (collectively, the “consolidated financial statements”) as of December 31, 2019, which report appears in the December 31, 2019 annual report on Form 10-K of Basic Energy Services, Inc. and subsidiaries.
Our report on the consolidated financial statements refers to a change in the method of accounting for leases as of January 1, 2019 due to the adoption of ASU No. 2016-02, Topic 842 – Leases.

KPMG LLP
Dallas, Texas
March 13, 2020